Exhibit 99.1

Spectrum Control Reports Fourth Quarter and Annual Profit

Successful Integration of Acquisition;
Strong Cash Flow and Liquidity

FAIRVIEW, Pa., Jan. 10 /PRNewswire-FirstCall/ --

FlashResults
Spectrum Control, Inc. (SPEC)
(Numbers in Thousands, Except Per Share Data)

	4th quarter ended 11/30/2004	YTD	4th quarter ended 11/30/2003	YTD

Sales	$21,688	$80,477	$16,915	$62,985
Net Income	$1,029	$4,166	$409	$854
Average Shares	13,146	13,162	13,090	13,004
EPS	$0.08	$0.32	$0.03	$0.07

          Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2004.

          For the fourth quarter of fiscal 2004, the Company reported net income of $1,029,000 or eight cents per share on sales of $21,688,000, compared to net income of $409,000 or three cents per share on sales of $16,915,000 for the same period last year.

          For the fiscal year 2004, the Company generated net income of $4,166,000 or 32 cents per share on sales of $80,477,000.  In fiscal year 2003, the Company had net income of $854,000 or seven cents per share on sales of $62,985,000.

          Dick Southworth, the Company’s President and Chief Executive Officer commented, “Compared to last year, our overall operating performance continues to significantly improve.  This improvement reflects the positive impact of numerous operating initiatives, as well as the successful consummation and integration of two acquired businesses in fiscal 2004.  Total customer orders received in the current quarter amounted to $21.3 million, an increase of $3.9 million or 23% from a year ago.  This increase was driven by demand for our frequency control products, with customer orders received in the fourth quarter of fiscal 2004 of $7.5 million, up $5.6 million from the comparable quarter of 2003.  Although these products are used in many different industries, demand in military and defense applications has been particularly strong.  Customer orders for frequency control products in the current quarter included $2.7 million for Salisbury Engineering, Inc., which we acquired in February 2004, and $1.4 million for the Components Business Unit of REMEC, Inc. which we acquired in October 2004.  Total shipments in the current quarter were $21.7 million, an increase of $4.8 million or 28% from a year ago.  This higher shipment level, combined with our continuous implementation of cost reduction programs, significantly enhanced our overall profitability. Income from operations was $1.7 million during the current quarter, up over $1.0 million from the same quarter last year.  We expect to build upon this improved operating performance throughout fiscal 2005.”

          Quarter Highlights

          Successful Integration of Acquisition
          On October 15, 2004, we acquired substantially all of the assets and assumed certain liabilities of the radio frequency (“RF”) and microwave Components Business Unit (“CBU”) of REMEC, Inc.  CBU, based in Palm Bay, Florida, designs and manufactures RF and microwave components for military, aerospace and commercial wireless markets.  These high-end components include amplifiers, frequency mixers, and various types of oscillators (voltage control, dielectric resonator, and digitally tuned).  Major applications for these products include weapons systems, missiles, satellite systems, wireless base stations, and cable TV systems.  With this acquisition, we significantly expanded our microwave technologies and product lines.  CBU’s products are a natural complement and extension to our existing frequency control product offerings which already include microwave synthesizers, multiple channel filter banks and preselectors, GPS low noise amplifiers, and numerous RF and microwave filter components.  The expansion of our product offerings, particularly with more complex advanced systems and components, is a major element of our current strategic focus and long-term growth plan.

          The aggregate cash purchase price for CBU was $8.1 million, plus possible contingent payments based upon CBU customer order rates through March 31, 2005.  The purchase price was entirely funded through our cash reserves.

          During the current quarter, we successfully integrated this acquisition into our Frequency Control Products Group, with CBU generating $1.5 million of shipments from our acquisition date through November 30, 2004.  As a result of incurring certain integration costs and inefficiencies, CBU operations did not have a material impact on our overall profitability in the fourth quarter of fiscal 2004.  With the completion of this initial integration, however, we expect CBU to become immediately accretive to our future operating performance.

          Strong Cash Flow and Liquidity
          Our operating cash flow and liquidity remain strong. Net cash generated by operating activities amounted to $8.7 million for the fiscal year ended November 30, 2004, an increase of $2.7 million or 44% from a year ago.  This positive cash flow reflects our profitable operating performance, as well as improved inventory turnover rates and related inventory reductions.  Despite increased sales volume and production requirements, aggregate inventories decreased by $297,000 in fiscal year 2004, excluding the impact of our acquired businesses.  This inventory reduction continues to be achieved through numerous inventory control procedures, including material substitutions and reduced manufacturing cycle times.  Our total cash and cash equivalents at the end of fiscal year 2004 were $17.5 million, and our total borrowed funds were only $2.1 million.

          Current Business Outlook
          Mr. Southworth stated, “Overall demand throughout the passive components industry continues to be soft and unpredictable.  Therefore, we are not in a position to provide any specific guidance regarding our fiscal 2005 first quarter sales and profitability expectations.  However, as we demonstrated in each quarter of fiscal year 2004, we expect our first quarter 2005 profitability to exceed the comparable period performance of 2004.  On a long- term basis, we firmly believe that we are positioning our Company for dynamic growth and enhanced shareholder value,” he concluded.

          Forward-Looking Information
          This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

          Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

          Simultaneous Webcast and Teleconference Replay
          Spectrum Control, Inc. will host a teleconference to discuss its fourth quarter and fiscal year end results on Monday, January 10, 2005, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com . A taped replay of the call will be available through January 11, 2005 at 877-660-6853, access account 1628, conference 132293, or for 30 days over the Internet at the Company’s website.

          Business Segment Description
          Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufacturers a broad range of low pass electromagnetic interference (“EMI”) filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, specialty ceramic capacitors, and our recently developed motor line feed-thru (“MLFT”) filters.  Our Power Integrity Products and Management Systems Group designs and manufacturers numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and customer power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and systems.

          About Spectrum Control
          Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company’s largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company’s website at http://www.spectrumcontrol.com .

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)

	November 30, 2004	November 30, 2003

Assets
Current assets
Cash and cash equivalents	$17,535	$24,779
Accounts receivable, net	15,484	11,521
Inventories	15,372	13,110
Prepaid expenses and other current assets	2,471	2,804
Total current assets	50,862	52,214
Property, plant and equipment, net	15,966	12,646
Noncurrent assets
Goodwill	22,019	18,019
Other	2,502	492
Total assets	$91,349	$83,371
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,238	$3,147
Accrued liabilities	3,943	2,240
Current portion of long-term debt	390	285
Total current liabilities	8,571	5,672
Long-term debt	1,716	2,106
Deferred income taxes	4,220	3,549
Stockholders’ equity	76,842	72,044
Total liabilities and stockholders’ equity	$91,349	$83,371

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands Except Per Share Data)

	For the Quarter Ended November 30,		For the Year Ended November 30,

	2004	2003	2004	2003

Net sales	$21,688	$16,915	$80,477	$62,985
Cost of products sold	15,666	12,771	57,928	49,086
Gross margin	6,022	4,144	22,549	13,899
Selling, general and administrative expense	4,324	3,469	15,844	12,669
Income from operations	1,698	675	6,705	1,230
Other income (expense)
Interest expense	(26)	(47)	(112)	(136)
Other income and expense, net	38	68	184	319
	12	21	72	183
Income before provision for income taxes	1,710	696	6,777	1,413
Provision for income taxes	681	287	2,611	559
Net income	$1,029	$409	$4,166	$854
Earnings per common share :
Basic	$0.08	$0.03	$0.32	$0.07
Diluted	$0.08	$0.03	$0.32	$0.07
Average number of common shares outstanding :
Basic	13,030	12,940	13,012	12,937
Diluted	13,146	13,090	13,162	13,004

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data

(Unaudited)

	For the Quarter Ended November 30,		For the Year Ended November 30,

	2004	2003	2004	2003

Selected Financial Data, as a Percentage of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	72.3	75.5	72.0	77.9
Gross margin	27.7	24.5	28.0	22.1
Selling, general and administrative expense	19.9	20.5	19.7	20.1
Income from operations	7.8	4.0	8.3	2.0
Other income (expense)
Interest expense	(0.1)	(0.3)	(0.1)	(0.2)
Other income and expense, net	0.2	0.4	0.2	0.5
Income before provision for income taxes	7.9	4.1	8.4	2.3
Provision for income taxes	3.2	1.7	3.2	0.9
Net income	4.7%	2.4%	5.2%	1.4%

Selected Operating Segment Data : (Dollar Amounts in Thousands)
Signal integrity products :
Customer orders received	$9,874	$10,711	$47,064	$41,540
Net sales	11,722	10,272	47,793	42,362
Power integrity products and management systems :
Customer orders received	3,894	4,755	17,315	14,533
Net sales	5,244	4,552	19,146	13,442
Frequency control products :
Customer orders received	7,490	1,852	15,970	7,397
Net sales	4,722	2,091	13,538	7,181

SOURCE  Spectrum Control, Inc.
          -0-                                                                                          01/10/2005
          /CONTACT:  Corporate Headquarters, +1-814-474-2207, or fax, +1-814-474-2208, or Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
          /Web site:  http://www.spectrumcontrol.com
                            http://www.vcall.com /